Exhibit 99.1

Sino Agro Food is filing its Q1 and Q2 report 2021

August 10th, 2021

The Company ( “SIAF”) has been severely impacted by the effects of COVID-19 “Pandemic 2020 ”, which effects continue to this day as such presently the Company is no longer a fully reporting company and has dropped from quoting on OTCQX to OTC Pink sheet from September 2020 onward due primarily to the Company’s auditors, which are located in Hong Kong, have been unable to do on-site inspections of the Company’s operations in China due to COVID-19 restrictions to complete the audit of 2019 and 2020. So Basically SIAF is delinquent in its Form 10-Ks for fiscal year end 2019 and 2020, Form 10-Qs for periods ended March 31, 2020, June 30, 2020, September 30, 2020, and March 31, 2021. It will need to amend and restate filings going back to December 31, 2019 to be able to apply to become a fully reporting company.

However The Company is filing a Form 8K detailing its Q1 and Q2 report 2021 previously known as the 10Q report on 10th August 2021, subjecting to acceptance by the SEC USA.

In the Q1 and Q2 report 2021

1.	Consolidated revenues are generated from business activities as follows:

1.1.	The Organic fertilizer of HAS

From 1st October 2019, HSA leased its fertilizer operation to Mr. Lee Ping (the head of the existing management team) as such HSA’s revenues are derived from leasing contracts thereon.

So from 1st October 2020, there is no more sales revenue generated from HSA but leasing and contracting revenue of $2,653,964 representing 51% of the group’s revenue of $5,242,971 and gross profit of $2,653,964 compares to the group’s total gross profit of 4,021,315 for six months ended 30 June 2021: whereas revenue for the six months ended June 30, 2020 was USD 2.73 million or 55.18 percent of the Company’s total sales of goods revenue of USD 4.9 million in the same period. Gross profit for same division for the six months ended June 30, 2020 was USD2.7million or 72% of the Company’s total gross profit in sales of goods of USD 3.78 million in the same period.

1.2	Cattle farms (MEIJI) & (JHMC)

From 1st October 2019, MEIJI leased its Cattle farms’ operation to Mr. Fan Xin June (the head of the existing management team) as such MEIJI’s revenues are derived from leasing contracts thereon.

So from 1st October 2020, there is no more sales revenue generated from MEIJI but leasing and contracting revenue of $1,280,674 representing 24% of the group total revenue of 5,242,971 and gross profit of $909,434 compares to the group’s total gross profit of 4,021,315 for six months ended June 30, 2021: whereas revenue for the six months ended June 30, 2020 was $0.97 million, or 19.69%, of the Company’s total sales of goods revenue of USD 4.95million in the same period. Gross profit for the Cattle Farm (MEIJI) division for the six months ended June 30, 2020 was $0.76 million, or 19.98% percent of the Company’s total gross profit on sales of goods of $3.78 million in the same period.

1.3	Plantation of (JHST)

From 1st October 2019, JHST leased its Cattle farms’ operation to Mr. Fan Xin June (the head of the existing management team) as such MEIJI’s revenues are derived from leasing contracts thereon.

Address: Rm 3520, Block A, China Shine Plaza, No. 9 Lin He Xi Road, Tianhe District, GZ, P.R.C. (510610) www.sinoagrofood.com

So from 1st October 2020, there is no more sales revenue generated from JHST but leasing and contracting revenue of $1,308,333 representing 28% of the group total revenue of 5,242,971 and gross profit of $457,917 compares to the group’s total gross profit of 4,021,315 for six months ended June 30, 2021: whereas revenue for the six months ended June 30, 2020 was $1.24 million, or 25.13%, of t the Company’s total sales of goods revenue of USD 4.95 million in the same period. Gross profit for the plantation division for t the six months ended June 30, 2020 was $0.30 million, or 7.88% percent of the Company’s total gross profit on sales of goods of $3.78 million in the same period.

Note: We are receiving cash flow from these leasing and contracting (L&C) payments, however there are minimal surplus of net positive cash flows resulted from the L&C proceeds due primarily to the effect of the Covid-19 Pandemic has been slowing down their operations and in turn increasing the aging period of account receivables, the necessary requirements of capital expenditures and costs to satisfy the permissive operational conditions regulated by various Government Authorities, the needs of certain capital expenditures to meet productivities to keep up with the markets’ requirements and changing conditions and the maintenance and up keeping cost of the whole properties (inclusive operational and non-operational properties) etc. that are using up most of their account receivables. Somehow right now it is a sustainable and acceptable condition because under current financial situation and environment of the Company, we do not need to fund the said referred expenditures and costs.

1.4	Marketing & Trading operation of The Corporate Sector

$0 and 0 for six ended June 30, 2021, and 2020.

1.5	Project Development of (CA)

The project developments (or Technology engineering consulting and services) works are carried out by CA on aquaculture related projects and by SIAF and MEIJI on non-aquaculture and agriculture projects:

$0 and 0 for six ended June 30, 2021, and 2020.

2.	the unconsolidated results from investees of the investment division;

For the 6 months ended 30 June 2021 netting a total gain of $52,646 from the investees of the investment division for the 6 months period ended 30 June 2021 compares to a total loss of -$14,094,773 for the 6 months period ended 30 June 2020.

For full financial details and related descriptions please refer to the Q1 and Q2 2021 report filed with SEC USA

Address: Rm 3520, Block A, China Shine Plaza, No. 9 Lin He Xi Road, Tianhe District, GZ, P.R.C. (510610) www.sinoagrofood.com